Exhibit 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS

    We consent to the incorporation by reference in this registration statement on Form S-8 of The Dun & Bradstreet Corporation ("D&B") and in the related Prospectuses of our reports dated February 13, 1998, except for the effect of the 1998 Distribution described in Note 2 for which the date is April 15, 1998 and the restatement described in Note 1 for which the date is June 17, 1998, on our audits of the consolidated financial statements as of December
31, 1997 and December 31, 1996 and for the three years ended December 31, 1997 which are included in D&B's Registration Statement on Form 10/A-2.


/s/PricewaterhouseCoopers LLP
----------------------------------
   PricewaterhouseCoopers LLP


New York, New York

August 4, 1998